Exhibit 10.8

Non-Management Directors Compensation

Non-Management Directors other than the Chairman of the Board:

•	Each Director will receive a Board retainer of $80,000 (prorated for partial periods of service), payable in quarterly installments in arrears.

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Each Director will receive an annual Committee retainer of $10,000 (prorated for partial periods of service) for each Committee of which he or she is a member, payable in quarterly installments in arrears.

•	Each Committee Chair will receive an additional annual Committee Chair retainer of $15,000 (prorated for partial periods of service), payable in quarterly installments in arrears.

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Each Director will receive a quarterly deferred stock unit grant, with a value equal to $35,000 (i.e, $140,000 per year) (prorated for partial periods of service), based on the average of the high and low trading prices of the Company’s common stock averaged over the last ten trading days of the quarter. These units will be fully vested upon crediting and will be distributed to the Director on the second anniversary of the grant date. The units will be distributed 100% in shares of the Company’s common stock.

•	The annual option grant to each Director is hereby eliminated.

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In addition to the provisions regarding equity retention set forth in the Company’s Corporate Governance Guidelines, unless the Board exempts a Director, each Director will be required to retain at all times stock representing no less than 50% of the after-tax value of exercised options and shares received upon distribution of deferred stock units until he or she leaves the Board.

Non-Management Chairman of the Board:

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The Chairman of the Board will receive an annual retainer of $500,000, credited quarterly in arrears in installments of $125,000 each (prorated for partial periods of service), and payable 100% in the form of deferred stock units of the Company’s common stock. The number of stock units credited for each full calendar quarter will be determined by dividing $125,000 by the average of the high and low trading prices of the Company’s common stock averaged over the last ten trading days of the quarter.

•	The deferred units will be fully vested upon crediting, will be distributed 100% in shares of the Company’s common stock in January of the year following the year of crediting.

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The Chairman will receive a quarterly deferred stock unit grant with a value of $14,000 (i.e., $56,000 per year) (prorated for partial periods of service), based on the average of the high and low trading prices of the Company’s common stock averaged over the last ten trading days of the quarter. These units will be fully vested upon crediting and will be distributed to the Chairman on the second anniversary of the grant date. The units will be distributed 100% in shares of the Company’s common stock.

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In addition to the provisions regarding equity retention set forth in the Company’s Corporate Governance Guidelines, unless the Board exempts the Chairman, the Chairman will be required to retain at all times stock representing no less than 50% of the after-tax value of exercised options and shares received upon distribution of deferred stock units until he or she leaves the Board.

The Board’s determination in June 2006 that, at Mr. Jobs’s request, he be excluded from receiving compensation as a Director, is unaffected by this policy.